Exhibit 99.1

Unitymedia KabelBW Reports Selected Q1 2014 Results

Compelling Start to the Year with 8% Revenue and 14% Adjusted EBITDA Growth During the First Quarter 2014
Strong Operational Momentum Supported by Network Superiority

Cologne, Germany - May 7, 2014. Unitymedia KabelBW GmbH (“Unitymedia KabelBW”(1)), the leading cable operator in Germany and the federal states of North Rhine-Westphalia, Hesse (collectively, the “Unitymedia” footprint) and Baden-Württemberg (the “KabelBW” footprint), today provides selected, preliminary unaudited operating and financial information for the three months ended March 31, 2014 (“Q1”), as compared to the results for the same period last year (unless noted).

Operating Performance and Highlights:*

•	Total RGUs(4) increased by 127,000 in Q1 2014, consistent with the last three quarters

•	Horizon bundles offer superior value proposition in Unitymedia footprint

◦	Horizon subscriber base stood at over 100,000 at Q1, representing an increase of over 40,000 during the quarter

◦	Over 80% of Horizon TV customers have DVR functionality and over 50% subscribe to our 150 Mbps premium tier

◦	High Definition (“HD”) remained a key driver for premium video demand with 68,000 new subscribers to our HD option during Q1

•	Speed leadership throughout footprint bolsters competitive positioning and continues driving internet and telephony gains

◦	Increased internet and telephony RGUs by 82,000 and 62,000, respectively, during the quarter

◦	Over 45% of our internet base of 2.7 million subscribed to at least 50 Mbps

•	Launched first national TV advertising campaign in April with messaging focused on network superiority

Summary Financial Results:*

•	Revenue increased 8% to €509 million in Q1

•	Monthly ARPU(12) per customer grew 6% to €21.07 in Q1

•	Adjusted EBITDA(15) increased 14% in Q1 to €313 million

◦	Adjusted EBITDA margin(17) expanded by 290 basis points to 61%

•	Net loss decreased substantially to €21 million in Q1

•	Property, equipment and intangible asset additions(16) were 24% of revenue in Q1

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*	For definitions and reconciliations of certain financial and subscriber metrics, please see pages 7-9.

Unitymedia KabelBW Operating Statistics Summary*

	As of and for the three months ended March 31,
	2014	2013

Footprint
Homes Passed(2)	12,639,900	12,582,500
Two-way Homes Passed(3)	12,311,200	12,174,800

Subscribers (RGUs)(4)(14)
Analog Cable(5)	4,337,700	4,489,400
Digital Cable(6)	2,247,100	2,177,800
Total Video	6,584,800	6,667,200

Internet(7)	2,661,200	2,319,100
Telephony(8)	2,579,300	2,323,300
Total RGUs	11,825,300	11,309,600

Q1 organic RGU net additions (losses)
Analog Cable	(28,800)	(14,200)
Digital Cable	12,200	(8,100)
Total Video	(16,600)	(22,300)

Internet	81,600	99,900
Telephony	61,800	91,300
Total RGUs	126,800	168,900

Penetration
Digital Cable as % of Total Video Subs(9)	34.1%	32.7%
Internet as % of Two-way Homes Passed(10)	21.6%	19.0%
Telephony as % of Two-way Homes Passed(10)	21.0%	19.1%

Customer relationships(14)
Customer Relationships(11)	7,080,800	7,059,300
RGUs per Customer Relationship	1.67	1.60

Customer bundling
Single-Play	62.4%	66.5%
Double-Play	8.1%	6.7%
Triple-Play	29.5%	26.8%

ARPU(12)
Q1 Monthly ARPU per Customer Relationship	€21.07	€19.85

Mobile statistics
Mobile subscribers(13)	255,300	152,800
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* For footnote disclosure, please refer to pages 8-9.

Subscriber Statistics and Commercial Development

At March 31, 2014, we served 7.1 million customers subscribing to 11.8 million services that consisted of 6.6 million video, 2.7 million internet and 2.6 million telephony subscriptions. As compared to our RGU base at December 31, 2013, we delivered 127,000 organic net additions during the first quarter. Importantly, our level of quarterly additions reflects performance consistent with the last three quarters, as we continue to benefit from the take-up of our bundled services. At the same time, we added 11,000 customer relationships organically, a higher number of new customers than any quarter in 2013. We finished Q1 2014 with approximately 30% of our customer base subscribing to our triple-play services and 8% subscribing to double-play services, leaving substantial room for further upsell opportunities.

In terms of video, we delivered our best quarter since Q4 2012 as we reduced our video churn to 17,000 RGUs during Q1 2014, an improvement, as compared to our loss of 22,000 video RGUs in Q1 2013 when we experienced higher MDU losses. During the quarter, we continued to attract consumers in the Unitymedia footprint to our Horizon offers, as we finished Q1 2014 with a Horizon TV base of over 100,000, representing an increase of over 40,000 from December 31, 2013. We plan to extend the availability of our Horizon TV bundles to the KabelBW footprint during the second half of 2014. As an initial step, we recently enhanced the value of our video proposition in our KabelBW footprint by launching our Horizon online TV and multi-screen service to KabelBW customers who subscribe to both our video and broadband products. The enhanced service includes over 90 linear video channels and access to video-on-demand via an internet-enabled device.

Upselling incremental HD content into our basic cable base is ongoing as we added 68,000 paying HD subscriptions during the quarter. This increase was partially due to bundling HD into our higher triple-play tiers. Video-on-demand take-up also gained traction as our Horizon subscribers have nearly double the usage per box as compared to our legacy interactive boxes. We continuously add value to our video proposition by investing in functionality and content, and plan to introduce certain basic video price increases in the second half of 2014.

Our broadband subscriber growth remained healthy in Q1, as we added 82,000 internet and 62,000 telephony RGUs. On a year-over-year basis, our organic net additions declined, primarily resulting from a higher-priced bundled portfolio with more value for the consumer, a reduction in promotional discounts, and increased promotional activity from DSL competitors. Our quarterly RGU growth reflects in part the consumer demand for our superior broadband bundles, as we offer consumers download speeds of 100 or 150 Mbps, with unlimited voice to German fixed-line connections. These offers are up to six times the download speed that the DSL competition offers and up to three times the download speed of VDSL. In the first quarter, over 55% of our new broadband internet subscribers chose a 100 or 150 Mbps connection. We expect to build upon our broadband speed advantage, as we plan to launch 200 Mbps products before year-end 2014.

In April, we launched our first national TV campaign, which highlights our network superiority and the power of our coax-fiber technology. This new marketing campaign is intended to raise the profile of Unitymedia KabelBW, reach potential new customers and clearly differentiate our superfast broadband services versus our DSL-based competition. It also follows our new marketing partnership in January with Borussia Dortmund, a top German soccer club and Champions League participant, which we believe will further increase our brand awareness.

Financial Results

Preliminary Unaudited Selected Financial Results for the Three Months Ended March 31, 2014 and 2013 Based on EU-IFRS*

	Three months ended March 31,
	2014	2013	Change
	in millions

Revenue	€508.7	€468.9	8%

Adjusted EBITDA(15)	€312.6	€274.9	14%

Property, equipment and intangible asset additions (16)	€124.5	€96.4	29%

As % of Revenue
Adjusted EBITDA	61.5%	58.6%	290bp
Property, equipment and intangible asset additions	24.5%	20.6%	(390bp)

Revenue for the three months ended March 31, 2014 increased 8% to €509 million as compared to the corresponding prior year period. The growth was largely driven by (1) RGU volume growth, (2) a non-recurring settlement related to prior period network usage of approximately €9 million (with a positive impact on our Adjusted EBITDA of approximately €8 million) and (3) higher ARPU from digital cable and internet services as a result of our higher-priced bundled portfolio offering more value for our customers. In addition, a new regulation regime for interconnection fees was implemented in November 2013 and as a result, first quarter revenue was negatively impacted by approximately €3 million. However, this impact to revenue, which was largely offset by corresponding savings in our interconnection expenses, had only a minimal impact on our Adjusted EBITDA for the period.

Adjusted EBITDA for the three months ended March 31, 2014 increased by 14% to €313 million, as compared to the corresponding prior year period. This strong growth resulted from the net positive impact of the revenue drivers noted above and cost savings from a more streamlined organization, offset in part by higher costs to support our larger subscriber base, including higher customer care costs. As a result, our Adjusted EBITDA margin(17) increased by 290 basis points to 61% for the three months ended March 31, 2014, as compared to the prior year period.

Property, equipment and intangible asset additions for the three months ended March 31, 2014 were €125 million or 24% of revenue, as compared to €96 million or 21% of revenue for the three months ended March 31, 2013. The year-over-year increase was primarily due to increases in customer premises equipment, mainly driven by Horizon TV, higher expenditures for software, licenses and scalable infrastructure as a result of the IT integration of KabelBW, as well as different phasing of IT and network expenditures as compared to the prior year. These increases were only partially offset by decreases in capitalized subscriber acquisition costs as a result of lower year-over-year RGU volume growth.

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*	International Financial Reporting Standards, as adopted by the European Union (“EU-IFRS”).

Capital Resources

The following table details the euro equivalent of our consolidated third-party financial debt as of March 31, 2014:

Description	Maturity date	Interest rate	Nominal value		Carrying value
			in millions
New Unitymedia KabelBW Revolving Credit Facility	June 30, 2017	Euribor + 3.25%	€337.5		€—
Unitymedia KabelBW Revolving Credit Facility	June 30, 2017	Euribor + 2.50%	€80.0		€—

UM Euro Senior Secured Exchange Notes	March 15, 2019	7.500%	€735.1		€740.1
UM Dollar Senior Secured Exchange Notes	March 15, 2019	7.500%	€333.5	(18)	€338.5	(18)
September 2012 UM Senior Secured Notes	Sept. 15, 2022	5.500%	€650.0		€650.0
December 2012 UM Dollar Senior Secured Notes	Jan. 15, 2023	5.500%	€726.1	(18)	€726.1	(18)
December 2012 UM Euro Senior Secured Notes	Jan. 15, 2023	5.750%	€500.0		€500.0
January 2013 UM Senior Secured Notes	Jan. 21, 2023	5.125%	€500.0		€500.0
April 2013 UM Senior Secured Notes	Apr. 15, 2023	5.625%	€350.0		€350.0
November 2013 UM Senior Secured Notes	Jan. 15, 2029	6.250%	€475.0		€475.0

2009 UM Senior Notes	Dec. 1, 2019	9.625%	€665.0		€654.3
UM Senior Exchange Notes	March 15, 2021	9.500%	€618.0		€616.5
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For footnote disclosure, please refer to pages 8-9.

At March 31, 2014, cash and cash equivalents were €20 million, capital-related vendor financing arrangements were €56 million and our finance lease obligations were €6 million, resulting in total third-party net debt(19) of €5,622 million.

Based on the results for Q1 2014 and subject to the completion of our Q1 2014 reporting requirements, (i) the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized) was 3.50x and (ii) the ratio of Total Debt to Annualized EBITDA (last two quarters annualized) was 4.56x, each as calculated in accordance with our credit facilities and the indentures governing our existing bonds.

About Unitymedia KabelBW

Unitymedia KabelBW is the leading cable operator in Germany and the federal states of North Rhine-Westphalia, Hesse and Baden-Württemberg and is a wholly-owned subsidiary of Liberty Global. We market our services under two commercial brands, Unitymedia and Kabel BW. We provide analog and digital cable television services as well as internet and telephony services to our 7.1 million customers who reside in our fiber-rich footprint. As of March 31, 2014, Unitymedia KabelBW served approximately 6.6 million video subscribers, 2.7 million internet subscribers and 2.6 million fixed-line telephony subscribers over a broadband communications network that passed approximately 12.6 million homes. More information on Unitymedia KabelBW can be found at www.umkbw.de.

About Liberty Global

Liberty Global is the largest international cable company with operations in 14 countries. Liberty Global connects people to the digital world and enables them to discover and experience its endless possibilities. Liberty Global´s market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connected 25 million customers subscribing to 49 million television, broadband internet and telephony services at March 31, 2014.

Liberty Global’s consumer brands include Virgin Media, UPC, Unitymedia, Kabel BW, Telenet and VTR. Liberty Global´s operations also include Liberty Global Business Services, its commercial division and Liberty Global Ventures, its investment fund. For more information, please visit www.libertyglobal.com.

Disclaimer

This investor release contains forward-looking statements, including our expectations with respect to our strategy and future growth prospects, including our continued ability to increase our organic RGU additions and further grow the penetration of bundled product offerings; our insight and expectations regarding competitive and economic factors in our markets; our assessment of the expected timing of launching the Horizon TV platform in our KabelBW footprint and demand for bundles including our Horizon TV platform; our expected increase in broadband internet speeds and price increases and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competitive, regulatory and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue, Adjusted EBITDA and property, equipment and intangible asset additions as measured by a percentage of revenue, as well as other factors detailed from time to time in Liberty Global's filings with the Securities and Exchange Commission including Liberty Global’s most recently filed Forms 10-Q and 10-K/A. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Our financial condition and results of operations will be included in Liberty Global’s consolidated financial statements under generally accepted accounting principles in the United States (“U.S. GAAP”). We prepare our financial statements in accordance with EU-IFRS, and accordingly, the financial figures contained in this release are also prepared in accordance with EU-IFRS. There are significant differences between the U.S. GAAP and EU-IFRS presentations of our consolidated financial statements.

Contact Details

Investor Relations – Unitymedia KabelBW		Corporate Communications – Unitymedia KabelBW
Christian Fangmann	+49 221.8462.5151	Katrin Köster	+49 221.8462.5159

Investor Relations – Liberty Global
Christopher Noyes	+1 303.220.6693
Oskar Nooij	+1 303.220.4218

Reconciliation Based on EU-IFRS

	Three months ended March 31,
	2014	2013
	in millions
Adjusted EBITDA	€312.6	€274.9

Depreciation and amortization	(176.8)	(161.8)
Impairment, restructuring and other operating items, net	(1.6)	(1.5)
Share-based compensation	(0.6)	(0.3)
Related-party fees and allocations(20)	(26.5)	(19.1)
Earnings before interest and taxes (“EBIT”)	107.1	92.2

Net financial and other expense	(133.3)	(175.4)
Income tax benefit	5.5	11.1
Net loss	€(20.7)	€(72.1)

Property, Equipment and Intangible Asset Additions

The table below highlights the categories of our property, equipment and intangible asset additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended March 31,
	2014	2013
	in millions

Customer premises equipment	€25.0	€15.9
Scalable infrastructure	14.1	8.7
Line extensions / new build	12.0	10.8
Upgrade / rebuild / network improvement	36.8	33.4
Support capital	7.6	2.9
Capitalized subscriber acquisition costs	16.7	19.6
Software and licenses	12.3	5.1
Property, equipment and intangible asset additions	124.5	96.4

Assets acquired under capital-related vendor financing and capital lease arrangements	(19.6)	(2.4)
Changes in liabilities related to capital expenditures (including related-party)	2.1	5.1
Total capital expenditures	€107.0	€99.1

Footnotes

(1)
Unitymedia KabelBW is a wholly-owned subsidiary of Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this investor release is available on the websites of Unitymedia KabelBW (www.umkbw.de) and Liberty Global (www.libertyglobal.com). In addition, Unitymedia KabelBW’s Q1 2014 unaudited condensed consolidated financial statements are expected to be posted to both websites prior to the end of May 2014.

(2)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our network without materially extending the distribution plant. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

(3)
Two-way Homes Passed are Homes Passed by those sections of our network that are technologically capable of providing two-way services, including video, internet and telephony services, up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as-needed, success-based basis.

(4)
Revenue Generating Unit or RGU is separately an Analog Cable Subscriber, Digital Cable Subscriber, Internet Subscriber or Telephony Subscriber (as defined and described below). A home, residential multiple dwelling unit or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. We do not include subscriptions to mobile services in our externally reported RGU counts.

(5)
Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. The Analog Cable Subscriber count also includes subscribers who may use a purchased set-top box or other means to receive our basic digital cable channels without subscribing to any services that would require the payment of recurring monthly fees in addition to the basic analog service fee (“Basic Digital Cable Subscriber”). Our Basic Digital Cable Subscribers are attributable to the fact that our basic digital cable channels are unencrypted.

(6)
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. As discussed in further detail in note 5 above, Basic Digital Cable Subscribers are not included in our Digital Cable Subscriber count.

(7)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our network. Our Internet Subscribers do not include customers that receive services from dial-up connections. In our Unitymedia footprint, we offer a low-speed wholesale internet service to housing associations on a bulk basis. As of March 31, 2014, our Internet Subscribers include approximately 7,500 subscribers within such housing associations who have requested and received a modem that enables the receipt of this low-speed wholesale internet service.

(8)	Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our network. Telephony Subscribers exclude mobile telephony subscribers.

(9)	Digital cable penetration is calculated by dividing the number of digital cable RGUs by the total number of digital and analog cable RGUs.

(10)	Internet and telephony penetration is calculated by dividing the number of internet and telephony RGUs by the number of two-way homes passed.

(11)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which, or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., primary home and vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

(12)
ARPU per Customer Relationship refers to the average monthly subscription revenue per average Customer Relationship. The amount is calculated by dividing the average monthly subscription revenue (excluding fees from interconnection, installation, late fees and carriage) for the indicated period, by the average of the opening and closing balances for Customer Relationships for the period.

(13)	Our mobile subscriber count represents the number of subscriber identification module (“SIM”) cards in service.

(14)
Our business-to-business (“B2B”) revenue is primarily derived from small office/home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with internet and telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in our RGU and customer counts, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

(15)
Adjusted EBITDA is the primary measure used by our management to evaluate the company’s performance. Adjusted EBITDA is also a key factor that is used by our internal decision makers to evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. We define EBITDA as earnings before net finance expense, income taxes, depreciation and amortization. As we use the term, Adjusted EBITDA is defined as EBITDA before share-based compensation, impairment, restructuring and other operating items and related-party fees and allocations, net. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure and is superior to other available EU-IFRS measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. We believe our Adjusted EBITDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other companies. Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for EBIT, net earnings (loss), cash flow from operating activities and other EU-IFRS measures of income or cash flows. A reconciliation of Adjusted EBITDA to net loss is presented on page 7.

(16)	Property, equipment and intangible asset additions include our capital expenditures on an accrual basis and our vendor financing, capital lease and other non-cash additions.

(17)	We define Adjusted EBITDA margin to mean Adjusted EBITDA as a percentage of revenue.

(18)	Based on a USD/EUR exchange rate of 1.3773 as of March 31, 2014.

(19)
Net debt represents the net carrying value of debt, including capitalized transaction costs, discounts, premiums and accrued interest, capital-related vendor financing arrangements, less cash and cash equivalents. Net debt is not a defined term under EU-IFRS and may not therefore be comparable with other similarly titled measures reported by other companies.

(20)	Represents charges from parent for general support and administration services rendered.